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                        LAFARGE CORPORATION AND SUBSIDIARIES        EXHIBIT 11
               Computation of Net Income per Common Equity Share
             (Unaudited and in thousands, except per share amounts)


                                    Three Months Ended               Nine Months Ended
                                       September 30                    September 30
                                 ------------------------        -----------------------
                                   1994            1993             1994          1993
                                 --------        --------        --------       --------
PRIMARY CALCULATION
- -------------------
Net income                      $  72,189       $  54,278       $  48,459      $   3,671
                                 ========        ========        ========       ========
Weighted average number
  of common equity
  shares outstanding               67,868          59,665          67,626         59,523

Net effect of dilutive
  stock options based on
  the treasury method                 454             322             618            248
                                 --------        --------        --------       --------
Weighted average number
  of common equity shares
  and share equivalents
  outstanding                      68,322          59,987          68,244         59,771
                                 --------        --------        --------       --------
Primary net income
  per common equity share       $    1.06       $     .90       $     .71      $     .06
                                 ========        ========        ========       ========

FULLY DILUTED CALCULATION
- -------------------------
Net income                      $  72,189       $  54,278       $  48,459      $   3,671

Add interest expenses
  applicable to 7% Convertible
  Subordinated Debentures           1,750           1,750           5,250          5,250
                                 --------        --------        --------       --------
Net income assuming
  full dilution                 $  73,939       $  56,028       $  53,709      $   8,921
                                 ========        ========        ========       ========
Weighted average number
  of common equity
  shares outstanding               67,868          59,665          67,626         59,523

Add additional shares
  assuming conversion
  of 7% Convertible
  Subordinated Debentures           4,520           4,520           4,520          4,520

Net effect of dilutive
  stock options based on
  the treasury stock method           462             525             618            524
                                 --------        --------        --------       --------
Weighted average number of
  common equity shares
  assuming full conversion
  of all potentially
  dilutive securities              72,850          64,710          72,764         64,567
                                 ========        ========        ========       ========
Fully diluted net income
  per common
  equity share                  $    1.01       $     .87       $     .74(a)   $     .14(a)
                                 ========        ========        ========       ========


(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.